Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2013 RESULTS, 2014 EARNINGS GUIDANCE AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET FOR 2014
Updates 2013 earnings guidance and provides forecasted 2013 - 2017 capital expenditures

MADISON, Wis. - November 7, 2013 - Alliant Energy Corporation (NYSE: LNT) today announced third quarter consolidated unaudited earnings per share (EPS) from continuing operations as follows:

	Q3 2013	Q3 2012
Utilities and Corporate Services	$1.56	$1.45
Non-regulated and Parent	(0.13)	(0.11)
Alliant Energy Consolidated	$1.43	$1.34

“We have delivered results in accordance with our plan, which included improvements in safety, reliability and customer service while controlling customer rates. As a result of higher than expected electric and gas sales due to weather, we have increased our consolidated 2013 annual earnings guidance,” said Patricia Kampling, Alliant Energy Chairman, President and CEO.

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.56 per share of EPS from continuing operations in the third quarter of 2013, which was $0.11 per share higher than the third quarter of 2012. The quarter-over-quarter increase in earnings was primarily due to lower purchased power capacity costs related to the Riverside Energy Center (Riverside), which Wisconsin Power and Light Company (WPL) purchased on December 31, 2012, and lower income tax expense at IPL. The higher earnings were partially offset by lower quarter-over-quarter electric sales attributed to weather and higher depreciation expense primarily resulting from the purchase of Riverside.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated ($0.13) of losses per share from continuing operations in the third quarter of 2013, which was $0.02 per share lower than the third quarter of 2012. Earnings for Alliant Energy’s non-regulated and parent businesses for the third quarters of 2013 and 2012 were negatively impacted by the timing of tax expense at the parent primarily due to IPL’s tax benefit riders. The tax benefit riders are not expected to impact full year 2013 earnings. Anticipated losses related to the Franklin County wind project in the third quarter of 2013 contributed to lower quarter-over-quarter earnings.

Details regarding EPS from continuing operations variances between the third quarters of 2013 and 2012 for Alliant Energy’s operations are as follows:

	Q3 2013	Q3 2012	Variance
Utilities and Corporate Services:
Lower capacity charges related to Riverside purchased power agreement	$—	($0.15)	$0.15
Estimated weather impact on electric sales	0.07	0.20	(0.13)
Lower income tax expense at IPL due to Iowa rate-making practices			0.04
Higher depreciation expense (primarily related to the purchase of Riverside)			(0.04)
Higher performance-based compensation expense	(0.07)	(0.03)	(0.04)
Revenue requirement adjustment related to tax benefits at IPL	0.03	—	0.03
Lower energy conservation cost recovery amortizations at WPL			0.03
Higher production tax credits			0.03
Contract cancellation charge at IPL in 2012	—	(0.02)	0.02
Other			0.02
Total Utilities and Corporate Services			$0.11
Non-regulated and Parent:
Electric and gas tax benefit riders impact at Parent (timing between quarters)	($0.09)	($0.12)	$0.03
Other effective tax rate adjustments at Parent (timing between quarters)	(0.05)	(0.03)	(0.02)
Franklin County wind project	(0.02)	—	(0.02)
Other			(0.01)
Total Non-regulated and Parent			($0.02)

Estimated weather impact on electric sales - The impact of the weather on Alliant Energy’s electric sales in the third quarter of 2013, compared to normal weather, was estimated to be a $0.07 per share increase in electric margin. By comparison, the net impact of the unseasonably warm weather on Alliant Energy’s electric sales in the third quarter of 2012 was estimated to be a $0.20 per share increase in electric margin.

Revenue requirement adjustment related to tax benefits at IPL - In February 2013, the Iowa Utilities Board (IUB) issued an order allowing IPL to recognize a revenue requirement adjustment related to certain tax benefits from tax accounting method changes. In the third quarter of 2013, the revenue requirement adjustment resulted in increased earnings of $0.03 per share.

Electric and gas tax benefit riders - In 2011 and 2012, IPL received rate orders from the IUB authorizing IPL to implement its proposed electric and gas tax benefit riders, respectively, which utilize income tax benefits from certain tax initiatives to provide retail electric and gas customers in Iowa credits on their bills and have no annual earnings impact. These credits on customers’ electric bills reduced IPL’s electric revenues by $83 million during 2012. Credits on customers’ electric and gas bills are expected to reduce IPL’s electric and gas revenues by approximately $53 million and $12 million, respectively, during calendar year 2013. Due to timing of the tax credits, the tax benefit riders result in quarter-over-quarter variation in EPS at IPL as well as the Parent. The credit on customer bills is based on kilowatt-hour usage (electric) and a monthly distribution charge (gas), which are fairly consistent throughout the year. However, the offsetting tax benefits are recorded as a percentage of expected earnings for IPL and for Alliant Energy each quarter, which fluctuate significantly causing the quarter-over-quarter variation. The following table shows the quarterly impacts of the tax benefit riders on EPS at IPL and the Parent for 2013 and 2012:

Electric and gas	Q1-2013	Q2-2013	Q3-2013	Q4-2013	2013
IPL	($0.02)	($0.06)	$0.17	($0.09)	$—
Parent	0.02	0.03	(0.09)	0.04	—
	$—	($0.03)	$0.08	($0.05)	$—

Electric	Q1-2012	Q2-2012	Q3-2012	Q4-2012	2012
IPL	($0.09)	($0.05)	$0.18	($0.04)	$—
Parent	0.06	0.04	(0.12)	0.02	—
	($0.03)	($0.01)	$0.06	($0.02)	$—

2013 Revised Earnings Guidance

Primarily due to higher than expected electric and gas sales caused by weather during the first three quarters, Alliant Energy is increasing its 2013 consolidated earnings per share guidance as follows:

	Revised	Previous
Utilities and Corporate Services	$3.10 - $3.20	$2.90 - $3.10
Non-regulated and Parent	0.05 - 0.10	0.05 - 0.15
Alliant Energy Consolidated	$3.15 - $3.30	$2.95 - $3.25

Additional drivers for Alliant Energy’s 2013 revised earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories for the remainder of the year

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 12%

The 2013 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, future changes in laws or regulations, charges related to preferred stock redemptions, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in U.S. generally accepted accounting principles (GAAP) and tax methods of accounting that may impact the reported results of Alliant Energy.

2014 Earnings Guidance

Alliant Energy is issuing the following earnings per share guidance for 2014:

Utilities and Corporate Services	$3.20 - $3.40
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$3.25 - $3.55

Drivers for Alliant Energy’s 2014 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rate of return

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 20%

The 2014 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, future changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“In 2014, we expect to see the earnings benefit of increasing IPL and WPL rate base and AFUDC resulting from utility investments,” said Kampling. “These increased earnings are expected to have little impact on base rates charged to customers since they are offset by lower purchased power capacity expense and lower pension expense.”

2014 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved a $0.16 per share increase in its 2014 expected annual common stock dividend target to $2.04 per share from the current annual common stock dividend target of $1.88 per share. Payment of the 2014 quarterly dividends is subject to the actual dividend declaration by the Board of Directors, which is expected in January 2014 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2013 through 2017 as follows (in millions):

	2013	2014	2015	2016	2017
Utility business (a):
Marshalltown Generating Station	$10	$185	$280	$190	$20
WPL generation investment	—	—	—	45	245
Performance improvements	35	70	25	45	35
Environmental	300	185	145	140	65
Transmission network upgrades	5	115	50	25	—
Other utility capital expenditures	410	440	460	435	390
Total utility business	760	995	960	880	755
Corporate Services (b)	40	55	35	20	20
Other non-utility capital expenditures (b)	30	10	5	5	5
	$830	$1,060	$1,000	$905	$780

(a)	Cost estimates represent Alliant Energy’s estimated portion of total escalated construction expenditures and exclude allowance for funds used during construction (AFUDC), if applicable.

(b)	Cost estimates represent total escalated construction expenditures and exclude capitalized interest.

Earnings Conference Call

A conference call to review the third quarter of 2013 results, updated 2013 earnings guidance, 2014 earnings guidance, 2014 annual common stock dividend target, and projected capital expenditures is scheduled for Thursday, November 7th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Senior Vice President and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 14, 2013, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 415,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of WPL’s retail electric and gas base rate freeze in Wisconsin through 2014;

•	weather effects on results of utility operations including impacts of temperature changes in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the impact of energy efficiency, franchise retention and customer owned generation on sales volumes and margins;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plan, including unanticipated issues with new emission controls equipment for various coal-fired electric generating facilities of IPL and WPL, IPL’s construction of its proposed natural gas-fired electric generating facility in Iowa, IPL’s and WPL’s transmission upgrade projects, WPL’s potential generation investment, Alliant Energy Resources, LLC’s selling price of the electricity output from its 100 megawatt Franklin County wind project, the potential decommissioning of certain generating facilities of IPL and WPL, and the pending sales of IPL’s electric and gas distribution assets in Minnesota;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for utility services;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the Sierra Club and the U.S. Environmental Protection Agency (EPA), future changes in environmental laws and regulations and litigation associated with environmental requirements;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties, such as the Sierra Club;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•	any material post-closing adjustments related to any past asset divestitures, including the sale of RMT, Inc.;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•
any liabilities arising out of the alleged violation of the Employee Retirement Income Security Act of 1974 by the Alliant Energy Cash Balance Pension Plan and Alliant Energy’s ability to successfully pursue appropriate appeals with respect to any such liability;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•
impacts that storms or natural disasters in IPL’s and WPL’s service territories, including floods, droughts and forest or prairie fires, may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the impact of distributed generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of performance-based compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to production tax credits for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•
the ability to successfully complete tax audits, changes in tax accounting methods, including changes required by new tangible property regulations, and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2013 Earnings Guidance” and “2014 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2013 and 2014 earnings guidance, 2014 annual common stock dividend target, and 2013 - 2017 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
THIRD QUARTER 2013 EARNINGS SUMMARY

A summary of Alliant Energy’s third quarter 2013 results compared to third quarter 2012 results is as follows:

	EPS		Income (Loss) (in millions)
	Q3 2013	Q3 2012	Q3 2013	Q3 2012
IPL	$0.99	$0.93	$110.0	$103.3
WPL	0.55	0.51	61.3	55.9
Corporate Services	0.02	0.01	1.8	1.3
Subtotal for Utilities and Corporate Services	1.56	1.45	173.1	160.5
Non-regulated and Parent	(0.13)	(0.11)	(14.2)	(11.5)
Earnings from continuing operations	1.43	1.34	158.9	149.0
Earnings/(Loss) from discontinued operations	(0.01)	0.02	(1.3)	1.7
Alliant Energy Consolidated	$1.42	$1.36	$157.6	$150.7

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Operating revenues:
Utility:
Electric	$798.1	$815.3	$2,043.4	$2,000.3
Gas	39.8	46.8	310.5	263.9
Other	17.4	12.2	52.4	39.7
Non-regulated	11.3	13.3	37.9	39.7
	866.6	887.6	2,444.2	2,343.6
Operating expenses:
Utility:
Electric production fuel and energy purchases	205.4	221.6	542.5	550.4
Purchased electric capacity	58.6	84.0	167.6	216.2
Electric transmission service	110.5	94.9	313.8	255.7
Cost of gas sold	14.3	17.7	181.2	141.1
Other operation and maintenance	156.3	144.7	453.7	432.6
Non-regulated operation and maintenance	3.1	3.7	8.4	8.6
Depreciation and amortization	92.1	83.6	277.4	247.4
Taxes other than income taxes	24.9	23.7	74.3	73.5
	665.2	673.9	2,018.9	1,925.5
Operating income	201.4	213.7	425.3	418.1
Interest expense and other:
Interest expense	42.5	38.3	127.6	115.8
Equity income from unconsolidated investments, net	(11.1)	(10.4)	(32.7)	(30.4)
Allowance for funds used during construction	(8.5)	(5.8)	(21.1)	(14.4)
Interest income and other	(0.6)	(0.7)	(1.7)	(2.4)
	22.3	21.4	72.1	68.6
Income from continuing operations before income taxes	179.1	192.3	353.2	349.5
Income taxes	17.6	39.3	40.2	83.8
Income from continuing operations, net of tax	161.5	153.0	313.0	265.7
Income (loss) from discontinued operations, net of tax	(1.3)	1.7	(4.9)	(2.3)
Net income	160.2	154.7	308.1	263.4
Preferred dividend requirements of subsidiaries	2.6	4.0	15.3	11.9
Net income attributable to Alliant Energy common shareowners	$157.6	$150.7	$292.8	$251.5

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2013	December 31, 2012
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,962.1	$6,942.3
Utility construction work in progress	702.2	418.8
Other property, plant and equipment, net of accumulated depreciation	477.1	476.9
Current assets:
Cash and cash equivalents	17.7	21.2
Other current assets	862.4	973.1
Investments	324.7	319.0
Other assets	1,635.0	1,634.2
Total assets	$10,981.2	$10,785.5
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,266.7	$3,134.9
Cumulative preferred stock of subsidiaries, net	200.0	205.1
Noncontrolling interest	1.8	1.8
Long-term debt, net (excluding current portion)	3,104.8	3,136.6
Total capitalization	6,573.3	6,478.4
Current liabilities:
Current maturities of long-term debt	48.4	1.5
Commercial paper	237.3	217.5
Other current liabilities	767.1	801.0
Other long-term liabilities and deferred credits	3,355.1	3,287.1
Total capitalization and liabilities	$10,981.2	$10,785.5

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(in millions)
Cash flows from operating activities	$643.1	$600.3
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(524.4)	(412.7)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(35.9)	(106.3)
Proceeds from Franklin County wind project cash grant	62.4	—
Other	(15.3)	1.3
Net cash flows used for investing activities	(513.2)	(517.7)
Cash flows used for financing activities:
Common stock dividends	(156.2)	(149.6)
Proceeds from issuance of preferred stock	200.0	—
Payments to redeem preferred stock	(211.0)	—
Proceeds from issuance of long-term debt	—	75.0
Net change in commercial paper	34.8	17.6
Other	(1.0)	4.1
Net cash flows used for financing activities	(133.4)	(52.9)
Net increase (decrease) in cash and cash equivalents	(3.5)	29.7
Cash and cash equivalents at beginning of period	21.2	11.4
Cash and cash equivalents at end of period	$17.7	$41.1

KEY FINANCIAL STATISTICS

	September 30, 2013	September 30, 2012
Common shares outstanding (000s)	110,944	110,987
Book value per share	$29.44	$28.08
Quarterly common dividend rate per share	$0.47	$0.45

KEY OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Utility electric sales (000s of MWh)
Residential	2,133	2,290	5,880	5,887
Commercial	1,760	1,762	4,808	4,811
Industrial	2,947	3,020	8,531	8,699
Retail subtotal	6,840	7,072	19,219	19,397
Sales for resale:
Wholesale	966	987	2,683	2,522
Bulk power and other	233	371	669	818
Other	29	37	112	111
Total	8,068	8,467	22,683	22,848
Utility retail electric customers (at September 30)
Residential	846,687	843,672
Commercial	138,495	137,485
Industrial	2,833	2,847
Total	988,015	984,004
Utility gas sold and transported (000s of Dth)
Residential	1,405	1,542	19,668	14,830
Commercial	1,736	1,797	13,888	11,183
Industrial	679	618	2,315	2,033
Retail subtotal	3,820	3,957	35,871	28,046
Transportation / other	15,385	16,295	44,879	43,303
Total	19,205	20,252	80,750	71,349
Utility retail gas customers (at September 30)
Residential	368,795	366,543
Commercial	45,491	45,263
Industrial	439	455
Total	414,725	412,261

Estimated margin increases (decreases) from impacts of weather (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Electric margins	$13	$36	$19	$37
Gas margins	—	1	2	(11)
Total weather impact on margins	$13	$37	$21	$26

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Normal (a)	2013	2012	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	619	699	507	865	1,044	729
Madison, Wisconsin (WPL)	517	731	442	707	1,067	618
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	99	218	146	4,395	3,420	4,271
Madison, Wisconsin (WPL)	157	212	183	4,799	3,581	4,530

(a) CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65-degree base. Normal degree days are calculated using a rolling 20-year average of historical CDDs and HDDs.